EXHIBIT 99.1

Just Energy Announces Recognition of Reverse Vesting Order

TORONTO, Dec. 01, 2022 (GLOBE NEWSWIRE) -- Just Energy Group Inc. (“Just Energy” or the “Company”) (NEX:JE.H; OTC:JENGQ), a retail provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers, today announced that the Bankruptcy Court for the Southern District of Texas, Houston Division (the “U.S. Court”) has granted an order (the “Recognition Order”) that, among other things, recognizes and gives effect, in the United States, to the previously announced approval and vesting order (the “Approval and Vesting Order”) granted by the Ontario Superior Court of Justice (Commercial List) on November 3, 2022. The Recognition Order was issued under Chapter 15 of Title 11 of the U.S. Code (the “Chapter 15 Proceedings”).

The Approval and Vesting Order approved the transactions (collectively, the “Transaction”) provided for under the previously announced transaction agreement entered into on August 4, 2022 (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) among Just Energy and the lenders under the Company’s debtor-in-possession financing facility, one of their affiliates and the holder of certain assigned secured claims (collectively, the “Purchaser”).

The closing of the Transaction is currently expected to occur on December 16, 2022, subject to the satisfaction or waiver of the remaining conditions to closing. On closing of the Transaction, the Purchaser will own all of the outstanding equity of Just Energy (U.S.) Corp., which will be the new parent company of all of the Just Energy Entities (as defined in the Transaction Agreement, other than those entities excluded pursuant to the terms of the Transaction Agreement), including the Company. As previously announced, on closing, all currently outstanding shares, options and other equity of Just Energy will be cancelled or redeemed for no consideration and without any vote of the existing shareholders.

Implementation of the Transaction is subject to a condition that Just Energy and the other Just Energy Entities will have ceased to be a reporting issuer under any Canadian or U.S. securities laws, and that no Just Energy Entity will become a reporting issuer under any Canadian or U.S. securities laws as a result of completion of the Transaction. In connection with the completion of the Transaction, the Company: (i) has applied for an order from Canadian securities administrators that it will cease to be a reporting issuer under Canadian securities laws immediately prior to the effective date of the Transaction; and (ii) will file on the date of the completion of the Transaction to suspend its reporting obligations under U.S. securities laws. Additionally, the Company’s common shares will be delisted from trading on the NEX board of the TSX Venture Exchange (“NEX”) before the closing of the Transaction. To facilitate the delisting of the common shares, it is expected that trading will be halted two trading days prior to closing. The Company’s common shares are also quoted on the OTC Pink Sheets. Concurrent with the delisting from the NEX, the Company expects that the common shares will cease trading on the OTC Pink Sheets.

FURTHER INFORMATION

The above descriptions are summaries only and are subject to the terms of the Transaction Agreement, a copy of which is available on the Monitor’s website and on the SEDAR website at www.sedar.com, on the U.S. Securities and Exchange Commission’s website at www.sec.gov and on Just Energy’s website at https://investors.justenergy.com/.

Just Energy’s legal advisors in connection with the ongoing Companies’ Creditors Arrangement Act (“CCAA”) and Chapter 15 Proceedings are Osler, Hoskin & Harcourt LLP and Kirkland & Ellis LLP. The Company’s financial advisor is BMO Capital Markets.

Further information regarding Just Energy’s CCAA proceedings is available at the Monitor’s website at http://cfcanada.fticonsulting.com/justenergy/ and at the Omni Agent Solutions case website at https://cases.omniagentsolutions.com/?clientId=3600. Information about Just Energy’s CCAA proceedings generally can also be obtained by contacting the Monitor by phone at 416-649-8127 or 1-844-669-6340, or by email at justenergy@fticonsulting.com.

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Currently operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit https://investors.justenergy.com/ to learn more.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements with respect to: anticipated timing of required court approvals and regulatory approvals, the Company ceasing to be a reporting issuer, delisting and halting, as applicable, of the common shares of the Company from the NEX and OTC Pink Sheets, and expectations with respect to completion of the Transaction and the anticipated timing to close the Transaction. These statements are based on current expectations that involve several risks and uncertainties which could cause actual results to differ from those anticipated. These risks include, but are not limited to, risks with respect to: satisfaction of the conditions precedent to consummation of the Transaction, including receipt of all required regulatory approvals; the ability of the Just Energy Entities to continue as a going concern following consummation of the Transaction; the anticipated benefits of the Transaction; the outcome of any potential litigation with respect to the February 2021 extreme weather event in Texas; the outcome of proceedings under the CCAA and similar legislation in the United States; the outcome of any invoice dispute with the Electric Reliability Council of Texas, Inc.; the impact of the COVID-19 pandemic on the Company’s business, operations and sales; the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements; general economic, business and market conditions; the ability of management to execute its business plan; levels of customer natural gas and electricity consumption; extreme weather conditions; rates of customer additions and renewals; customer credit risk; rates of customer attrition; fluctuations in natural gas and electricity prices; interest and exchange rates; actions taken by governmental authorities including energy marketing regulation; increases in taxes and changes in government regulations and incentive programs; changes in regulatory regimes; results of litigation and decisions by regulatory authorities; competition; and dependence on certain suppliers. Additional information on these and other factors that could affect Just Energy’s operations or financial results are included in Just Energy’s Form 10-K and other reports on file with the U.S. Securities and Exchange Commission which can be accessed at www.sec.gov and with the Canadian securities regulatory authorities which can be accessed through the SEDAR website at www.sedar.com or through Just Energy’s website at investors.justenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investors
Michael Cummings
Alpha IR
Phone: (617) 982-0475
JE@alpha-ir.com

Michael Carter
Just Energy, Chief Financial Officer
Phone: 905-670-4440
pr@justenergy.com

Court-appointed Monitor
FTI Consulting Canada Inc.
Phone: 416-649-8127 or 1-844-669-6340
justenergy@fticonsulting.com

Media
Holly Winter
Longview Communications
Phone: 416-454-7595
hwinter@longviewcomms.ca

Source: Just Energy Group Inc.